Voyager Learning Company

First Half 2007 Conference Call

July 26, 2007 at 3:00pm EST

Transcript for July 26 Conference Call.

Good afternoon, everyone. Welcome to the Voyager Learning Company First Half 2007 conference call. I will now turn the call over to Ms. Shannan Overbeck.

Thank you Operator.

My name is Shannan Overbeck and I was recently named Voyager Learning Company’s new head of IR. Before turning the call over to Richard Surratt, Voyager Learning Company’s President and CEO, I have a few comments about the information we are providing today.

A transcript and web cast of today’s call will be available on the company’s new corporate website, Voyagercompany.com.

Please note that statements will be made on today’s call that are forward-looking in nature and that there are risks associated with these statements that could cause Voyager Learning Company’s performance to differ materially from statements made today.

Non-GAAP figures are discussed on this call to provide additional information to investors regarding financial and business trends. Reconciliations of these figures are included in filings with the SEC, and on the company’s website.

You can find a discussion of these risks in our press releases and documents previously filed by the company with the SEC.

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The information presented today is based on our preliminary and unaudited results through June 30, 2007. Final audited results could differ from those reported on this call.

Let me now turn the call over to Richard.

Richard Surratt

Thanks Shannan and welcome everyone to our first half 2007 business update.

Participating in the call with me today will be Ron Klausner, President of Voyager operating business, and Brad Almond, CFO of Voyager operating business. Both are located in Dallas and have responsibility for our Voyager operating business that publishes and sells education solutions in the k-12 market.

On today’s call I plan to cover corporate items, Brad will discuss first half 2007 results for the Voyager operating business, and then Ron Klausner will discuss our outlook for the education sector in general and Voyager’s products and customers in particular. Following these prepared comments we will take questions as time allows.

I would like to start with an update on our restatement efforts.

We announced in late June that we anticipated filing our 2005 10-K in 45 to 60 days.

We continue to believe we are currently on track to do that having now completed most of the audit field work for the restatement and having submitted a well vetted 10-K to our independent auditor for review. While we feel better than we have at any time in this process because we have gotten through some tangible milestones, there is no assurance that something will not come out of our auditors review until it is complete that could further delay our filing.

Once the 2005 10-K is filed, we will next focus our efforts on completing 2006 financials and filings. Preliminarily, we project that we will file the 2006 financials sometime during the first quarter of 2008. While we still have a fair amount of work to do to finalize our 2006 financials and complete the 2006 audit, we anticipate significantly fewer problems than we ran into completing our restatement work for prior periods, primarily because

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2006 is one year compared to five and because much of the work we’ve done to clean up prior years paves the way for us to move faster through the 2006 audit.

We now expect the total restatement adjustments through 3rd quarter 2005, excluding impairment charges, to reduce previously reported earnings before interest and taxes by approximately $225mm to $230mm. This compares to a range of $170mm to $195mm, excluding impairment charges, that we projected in December. For those of you keeping track, the reductions in restated earnings relative to our previously disclosed ranges will primarily further reduce previously reported earnings for the years 2001, 2002, and 2003. With regard to impairment, the Company has completed its internal impairment analysis and we expect to report a pretax impairment charge to goodwill of $181mm in fiscal year 2004.

Moving on to the transition of corporate functions to Dallas. Other than the fact that the restatement has taken longer than anticipated, the transition of corporate functions to Dallas is on schedule and going smoothly. We are now down to 13 corporate employees in Ann Arbor plus temporary external accounting and restatement help. That compares to just over 40 corporate employees at the beginning of 2006. We expect that we will remain at 13 corporate employees until the 2006 10-K and 2007 first quarter 10-Q are filed. In the mean time, Dallas is gearing up to prepare and file corporate financials effective with the second quarter 2007 10-Q so that we can file those as soon as possible after the 2006 10-K is filed.

With regard to cash, as of yesterday, we had approximately $50mm in cash and cash equivalents. Taking into account projected corporate cash flows for the remainder of the year, we expect to have cash on hand of approximately $85 to $95 million in early 2008 after receipt of tax refunds. That range is $5 to $10 million lower than the $95 to $100mm we projected in March with the difference being attributable to the fact that the 2005 restatement has taken longer and will cost $5 to $10mm more than we anticipated in March.

In line with what we disclosed in March, we have approximately $40 to $45mm in net present value of legacy liabilities related to retirement plans and long term lease obligations not related to the Voyager operating business. As mentioned in our March

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press release, we have the option to pay these liabilities out over time. We have been and will continue to evaluate the possibility of paying some of these obligations up front when it makes sense for us to do so and may do that during the course of 2007 or 2008.

In addition to the liabilities just mentioned, we have two potentially material legal contingencies that are not currently included in our cash projections because they are not estimatable at this time.

The first matter involves a claim for approximately $4 mm submitted by the company that bought the periodical microfilm processing and course pack businesses from PQIL in November of 2005. We believe that the liability, if any, is significantly less than the $4mm claimed. We are currently in discussions regarding these claims and may end up in arbitration if we are not able to settle them otherwise.

The second potential liability is for a law suit filed by a Texas company primarily alleging intellectual property infringement against Voyager for software development we outsourced in 2001. The claim was originally made in January 2005 and both parties participated in what I would call an unsuccessful mediation in May of this year. We have been vigorously defending this claim and are scheduled to start binding arbitration in September. The claimant has made claim in the tens of millions in its arbitration brief, far in excess of what we believe the potential liability might be, if any. At this point, there is no way to estimate the outcome of arbitration, and there is no assurance that damages, if any, will not be material. The Company’s insurance provider is paying for most of the defense costs but has said it will deny coverage under the Company’s insurance policy in the event the arbitration panel finds against the Company.

Finally, I would like to make a few comments regarding litigation and the ongoing SEC investigation stemming from our restatement.

A consolidated shareholder securities class action law suit continues in Federal court in Michigan. An amended complaint was filed by the claimants in that suit in January 2007 and we in turn filed a motion to dismiss in March. The motion to dismiss is scheduled to be heard in late August. If our motion to dismiss is not successful and if the suit is not otherwise settled, we anticipate that discovery in the shareholder suit would start

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sometime in late 2007 or early 2008 and that the suit could take 12 to 24 months to resolve. The company had D&O insurance during the period covered by the claim and we are working with our insurance carriers to vigorously defend the claim. At this point, there is no way to predict the outcome of suit or estimate damages, if any, and there is no assurance that expense incurred by the company as a result of the claim, if any, will not be material.

There is also a derivative lawsuit filed in Michigan. The Voyager Learning Company Board of Directors formed a special committee shortly after the derivative suit was filed to review and make recommendations regarding the allegations raised in the derivative action. The suit has been stayed in the Michigan court pending the conclusion of the Special Committee’s review and report.

Lastly, the company continues to cooperate with the SEC in its investigation related to the restatement. We can’t predict the outcome or timing of the SEC’s investigation, but can say that we are not aware of any new material findings or allegations. We issued a press release in June 2006 summarizing the results of the Audit Committee investigation and the all of the material findings of which we are aware.

I would now like to introduce Brad Almond, CFO of the operating business to provide an update on first half 2007 results.

Brad Almond

Good afternoon everyone.

The following preliminary and unaudited financial information has not been reviewed or audited by our independent registered public accounting firm. Because this financial information is unaudited, it is considered preliminary and is therefore, subject to change. For clarity, the information presented here does not include corporate expenses covering such things as restatement costs, legacy obligations or corporate overhead and does not include the results of Proquest Information and Learning which was sold on Feb 9, 2007.

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My comments will focus on the combined 2007 first half operating results of Voyager Expanded Learning, Explore Learning and Learning A to Z, hereafter referred to as the “Voyager Operating” business. From this point on, all references to Voyager or the Operating Business will mean the combined products from these three businesses unless otherwise noted.

For the six months ended June 30, 2007, the Voyager Operating business had estimated and preliminary revenue of $56 million, earnings before interest and tax, known as EBIT, of $6 million and earnings before interest, tax, depreciation and amortization, known as EBITDA of $16 million.

This compares to estimated and preliminary revenue of $61 million, EBIT of $8 million and EBITDA of $19 million for the same period in 2006.

First half 2007 revenue compared to first half 2006 is lower by about $5 million. There are two primary reasons that first half revenue on a GAAP basis is lower than last year. The first is that first half 2006 revenue includes a one time benefit from an accounting policy change that had the effect of moving approximately $4.0 million in revenue from late 2005 into early 2006. This one time benefit to 2006 revenue was described in our March press release. The second reason is that in 2007 we are deferring more revenue from each sale on average than we did in 2006. In 2007, our sales mix has continued to move more towards technology and support which require revenue to be recognized over the period in which the services are delivered.

From a sales perspective, we have experienced sales volume in the first half of 2007 equal to the sales volume in the first half of 2006. First quarter sales volume was about $4 million lower than first quarter last year, but second quarter sales volume was about $4 million higher than last year. While we are not particularly pleased with flat year-to-date sales volume compared to last year, we are encouraged by the growth in second quarter relative to last year. New products introduced in 2005 and 2006 targeting math intervention and middle school reading intervention as well as various technology additions to our products continue to grow nicely and have helped to offset lower sales in some of our older products. Ron will talk more about our products and market influences in a minute.

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EBITDA and EBIT for the first half 2007 were both roughly $3 million short of the same measurement in the first half 2006. The $3 million decline is primarily the result of the $5 million revenue decline just mentioned, partially offset with some net spending improvements primarily in an improved margin from lower product costs.

Capital expenditures for the first half 2007 were approximately $5.0 million and are expected to finish between $10 and $12 million for the full year compared to $6 million in capex for the full year 2006. Capex is comprised of purchases of fixed assets, capitalized software development and certain curriculum development. Most of our capex is being spent on capitalized curriculum development at $3.5 million spent year-to-date, and on software development at $1 million spent year-to-date. The remaining $500,000 of capex spent year to date was for various fixed assets related to infrastructure. The 2006 capital expenditure of $6 million was low in comparison to 2007 planned expenditures due to the lack of available funds for investment as a result of occurrences at ProQuest. The increase in 2007 represents some catch up investment and is aimed at expanding or improving our products which includes the addition of technology components, expanded grade coverage, state specific versions and refreshed core versions.

Looking forward to 2008, we anticipate capital expenditures can be reduced into an expected range of $8 million to $10 million and thereafter, grown 5 to 10% per year in line with what we believe is achievable organic revenue growth.

Looking forward to the remainder of 2007, we are reaffirming full year guidance $116 to $124 million in revenue, $10 to $13 million in EBIT and $32 to $35 million in EBITDA. However, while the second quarter was relatively strong for us, the first quarter started slower than we anticipated so our current projections for the remainder of the year are that we will be at the lower end of these ranges by year end unless we are able to make up some of the first quarter shortfall in the second half of the year.

I’d like to finish by reminding people that these operating results exclude corporate expenses and the results of ProQuest I&L which was sold in February. We currently estimate that ongoing incremental cost of assuming the corporate functions necessary to

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operate as a stand-alone publicly traded company, exclusive of any remaining corporate legacy obligations and beginning in 2008, will be at the low end of $4 to $5 range previously anticipated.

I would now like to turn things over to Ron Klausner, President of Voyager.

Ron Klausner

Thank you Brad.

I would like to make some comments regarding our education business before opening up for Q&A.

First, looking back at 2006 and the first half of 2007, it’s obvious that we have been operating in a very difficult environment.

In 2005, we embarked on an aggressive expansion of our sales force and then dealt with the growing pains from that expansion over the last 18 months. We have also had to deal with publicity stemming from a corporate restatement, a major debt restructuring, being delisted, and most recently, congressional hearings on potential conflicts of interest in implementation by the US Department of Education of the Reading First program.

Regarding the inspector general reports and congressional hearings, I think it is important for our shareholders and other constituents to know that at no time has Voyager or anyone from Voyager been accused of wrong doing. Simply put, schools bought our products and continue to buy our products because our products work and are effective.

I can’t leave 2006 behind without saying how personally proud I am of our employees. They have done an excellent job of responding to the issues that began in 2006 and carried into 2007. We have a passionate group of people who believe in what we are doing, and they have continued to focus on making a difference in the lives of children and customers who use our products. One of the tangible ways we measure that is in

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turnover, and I’m pleased to say that employee turnover continues to remain relatively low.

It is important to note that Q3 is a key quarter for us because it typically represents our largest revenue quarter and is therefore critical to making our full year numbers. Generally, as the third quarter and October goes, so goes the full year for us. We believe we have done the things necessary to meet our goals for the remainder of 2007, including updating key products and taking steps to fill important sales positions and improve our sales force effectiveness. As a result, we feel that we have good momentum going into the second half and I am optimistic about our ability to execute on our plan for the remainder of the year.

Our primary product investments in 2007 include a major revision and significant enhancements to Voyager Passport which is our K-5 reading intervention product, initially developed five years ago. A significant portion of our capital expenditures this year is to refresh Passport and make changes designed to make it easier for teachers to use and to incorporate a new web based capability to increase practice for children. We are also building into Passport more learning tools for English Language and Special Education learners which will make Passport suitable for use in what is referred to in the industry as a three-tier Response to Intervention model. This model is important because recent special education regulations at the federal level were written to encourage schools to use response to invention models with special ed students and we expect large numbers of schools to move in that direction. We are soft launching the version of Voyager Passport now and are targeting a full launch in January 2008. The early reaction from customers who have reviewed the new version of Passport has been very positive.

We have also made major enhancements to our middle school reading program called Passport Reading Journeys, and added a web based component for our math intervention program called Vmath. Both Passport Reading Journeys and Vmath, as well as our e-commerce products are growing significantly relative to last year and have offset some of the weakness in older products.

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In terms of the competitive landscape, it is clear that competition in reading and math intervention has increased as the basal publishers have committed more resources to intervention products and new entrants have emerged. However, we believe we have a unique set of products whose efficacy, when implemented with what the industry calls “fidelity”, can differentiate us from the crowd. When implemented properly, our customers have realized average gains in reading scores of 20% to 100% or more compared to expected gains. The counter to this is that it’s clear when our customers don’t implement with fidelity, there is a wide disparity in results. In the past year we have spent significant time understanding the conditions under which our programs will be successful and have become more aggressive in educating our customers about what it means to implement with fidelity and the conditions necessary to achieve success. In some instances this directness has resulted in lost business which is part of the reason our sales have been relatively flat. But in our view, it is better for us to focus on those situations and customers who are committed to succeeding and believe that, over the long-term, it will serve us better when the conditions for student gains using our products is high.

From a competitive perspective, we believe our products have two major advantages which differentiate us from the basal and other publishers. First, we have an extensive implementation and service organization that works with educators and administrators to enhance and monitor implementation and progress of our program. Our business model is built around implementing, monitoring and providing feedback in a way that most of our competitors’ models are not. Second we have recently introduced enhancements to our products that blend our teacher instruction materials with web based independent student instruction to make them both easier for teachers to use and more engaging for students. When combined with our evidence based research and a robust student assessment and data management system, we believe this approach will allow us to maintain our strong position in the k-5 reading intervention market for years to come.

Industry wise, we see what we believe is generally a favorable funding environment for reading and math intervention spending for the remainder of 2007 and into 2008. Obviously, No Child Left Behind reauthorization is getting a lot of press, some of it suggesting that NCLB might not be reauthorized. In our judgment, we don’t think that is likely and believe that prescriptive accountability in reading and math is here to stay

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regardless of who controls congress or the white house. One of the primary changes we do expect going forward is more focus on measuring and rewarding schools based on the rate students are improving rather than the achievement of specific levels on tests. We believe this change, should it occur, is likely to be favorable to us. Our customers have shown that disadvantaged kids using our programs can and do realize significant rates of improvement when our products are implemented and used properly.

There is a good possibility, in my view, that Reading First funding will be reduced starting in 2008. However, offsetting that, we expect other sources of funding such as Title 1, which is currently our largest funding source, and funding for math intervention, middle school reading programs, and special education to see increases. Bottom line, there are going to be changes in funding sources, and while we will seek to take the appropriate actions to position our product offerings in line with those changes, it’s just too early at this point to say with any certainty how the changes will affect Voyager or the rest of the education industry longer term.

To summarize, we believe we have a solid business in Voyager and one that is capable of growing the top line organically at 5 to 10% annually despite a more competitive landscape. We’ve faced a pretty strong head wind over the last 18 months, but we believe we have weathered the storm and now have in place or in development the necessary product and organizational changes to keep Voyager on track and capitalize on our capabilities in a still attractive market.

Richard Surratt

Thanks Ron.

We would now like to open the line for questions, but before doing so, I am going to ask that each person you keep it to one question each so that we can accommodate as many callers as possible first introduce themselves before asking your question.

I will also say that for reasons I am sure most of you will understand, I will not be able to say more about any open litigation or investigation other than what was summarized earlier.

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With that said, we will be happy to turn it back over to the operator to facilitate questions.

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Voyager Learning Company

First Half 2007 Conference Call

July 26, 2007 at 3:00pm EST

Attachment of Non-GAAP to GAAP Reconciliations

EBITDA to EBIT

Millions $’s	Six Months Ended June 30, 2006	Six Months Ended June 30, 2007	Guidance for 12 Months Ending 12/31/2007
EBITDA (1)	19	16	32 - 35
Less: Depreciation and Amortization	9	10	22 - 22
EBIT (2)	8	6	10 -13

(1)	EBITDA is earnings before interest, taxes, depreciation, and amortization
(2)	EBIT is earnings before interest, and taxes

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